AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2006
REGISTRATION NO. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________

SOUTHCREST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)
______________

GEORGIA	58-2256460
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
______________

600 North Glynn Street, Suite B
Fayetteville, Georgia 30214
(770) 461-2781
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
______________

SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan
(Full title of plan)
______________

Douglas J. Hertha	with copy to:
Chief Financial Officer	Robert D. Klingler, Esq.
SouthCrest Financial Group, Inc.	Powell Goldstein LLP
600 North Glynn Street, Suite B	One Atlantic Center, Fourteenth Floor
Fayetteville, Georgia 30214	1201 West Peachtree Street, NW
(770) 461-2781	Atlanta, Georgia 30309-3488
(404) 572-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, no par value stated	549,000 shares	$24.74	$13,582,260	$1,454
(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)
Pursuant to Rule 457(c), the proposed maximum offering price and registration fee are based upon the average of the bid and asked prices of the common stock on the over the counter market on November 10, 2006.

(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference is considered to be a part of this prospectus, and information that SouthCrest files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. SouthCrest incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The following documents SouthCrest has filed with the SEC are incorporated by reference in this prospectus:

1.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

5.	Current Report on Form 8-K filed with the SEC on August 16, 2006;

6.	Current Report on Form 8-K filed with the SEC on November 6, 2006;

7.	Description of SouthCrest’s common stock set forth in its registration statement on Form 8-A filed with the SEC on May 2, 2005.

SouthCrest will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Douglas J. Hertha, Chief Financial Officer, SouthCrest Financial Group, Inc., 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214, telephone (770) 461-2781.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SouthCrest’s bylaws contain indemnification provisions that provide that directors and officers of SouthCrest will be indemnified against expenses reasonably incurred by them if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that SouthCrest will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of SouthCrest, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the stockholders or independent legal counsel in each specific case.

SouthCrest will also provide for greater indemnification than that set forth in its bylaws if such indemnification is approved by SouthCrest’s stockholders. SouthCrest may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. SouthCrest may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not SouthCrest would have had the power to indemnify against such liability.

In addition, Article 9 of SouthCrest’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to SouthCrest and to the stockholders of SouthCrest for breach of a duty as a director. There is no elimination of liability for:

(a)	a breach of duty involving appropriation of a business opportunity of SouthCrest;

(b)	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

(c)	a transaction from which the director derives an improper material tangible personal benefit; or

(d)	as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

The Articles of Incorporation do not eliminate or limit the right of SouthCrest or its stockholders to seek injunctive or other equitable relief not involving monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

The Company has previously issued options to purchase an aggregate of 149,000 shares of the Company’s common stock under the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan to three executive officers of the Company pursuant to Section 4(2) of the Securities Act and Regulation D and Rule 506 promulgated under the Securities Act.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
Number	Description

5.1	Opinion of Powell Goldstein LLP.

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Mauldin & Jenkins, LLC.

23.3	Consent of Powell Goldstein LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomaston, State of Georgia, on this the 15th day of November, 2006.

SOUTHCREST FINANCIAL GROUP, INC.

By:	/s/ Douglas J. Hertha
Douglas J. Hertha
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel W. Brinks, Douglas J. Hertha and Larry T. Kuglar as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 15, 2006 by the following persons in the capacities indicated.

/s/ Daniel W. Brinks	Chairman of the Board and
Daniel W. Brinks	Chief Operating Officer

/s/ Larry T. Kuglar	President, Chief Executive Officer and
Larry T. Kuglar	Director (principal executive officer)

/s/ Douglas J. Hertha	Chief Financial Officer (principal financial and
Douglas J. Hertha	accounting officer)

/s/ Richard T. Bridges	Director
Richard T. Bridges

Director
Harvey N. Clapp

/s/ Robert P. Cravey	Director
Robert P. Cravey

/s/ Zack D. Cravey	Director
Zack D. Cravey, Jr.

/s/ Michael D. McRae	Director
Michael D. McRae

/s/ Warren Patrick	Director
Warren Patrick

Director
Edmund J. Wall

Director
Harold W. Wyatt, Jr.

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Powell Goldstein LLP.

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Mauldin & Jenkins, LLC.

23.3	Consent of Powell Goldstein LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).